Exhibit 3.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TOYS “R” US PROPERTY COMPANY II, LLC

This Second Amended and Restated Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of Toys “R” Us Property Company II, LLC, formerly known as Giraffe Properties, LLC (the “Company”), is entered into by GIRAFFE INTERMEDIATE. LLC, a Delaware limited liability company, as the sole equity member (the “Economic Member”), and JUANITA MAHONEY and ZULMA HOWARTH, each individually in her capacity as a non-equity member of the Company (collectively, along with any successors thereto, the “Independent Members”), as members (collectively, the “Members”), as of November 20, 2009. Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

WHEREAS, the Members entered into that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 21, 2005 (the “Prior Agreement”):

WHEREAS, immediately prior to the execution of this Agreement, pursuant to that certain Amended and Restated Certificate of Formation of the Company, dated as of November 20, 2009, filed with the Secretary of State of the State of Delaware (the “Amended and Restated Certificate of Formation”), the name of the Company was changed from Giraffe Properties, LLC to Toys “R” Us Property Company II, LLC;

WHEREAS, simultaneously with the execution of this Agreement, the Company prepaid the loan made pursuant to that certain Loan and Security Agreement, dated as of July 21, 2005, as amended November 18, 2005, by and between the Company and German American Capital Corporation, a Maryland corporation;

WHEREAS, simultaneously with the execution of this Agreement and/or from time to time thereafter, Giraffe Holdings, LLC will contribute some or all of the entire proceeds of the Mezzanine Note to Giraffe Junior, LLC, which will in turn contribute such proceeds to Giraffe Intermediate Holdings, LLC, which will in turn contribute such proceeds to Giraffe Intermediate, LLC, which will in turn contribute such proceeds to the Company (such contributions, collectively, the “Contribution”);

WHEREAS, subsequent to the date of this Agreement, the Economic Member, Giraffe Intermediate Holdings. LLC, Giraffe Junior, LLC and Giraffe Junior Holdings, LLC intend to execute, deliver and file with the Secretary of State of the State of Delaware a Certificate of Merger, pursuant to which the Economic Member, Giraffe Intermediate Holdings, LLC and Giraffe Junior, LLC will merge with and into Giraffe Junior Holdings, LLC, leaving Giraffe Junior Holdings, LLC as the sole surviving entity (such transaction, the “Merger”). Following the Merger, Giraffe Junior Holdings, LLC will be the Economic Member of the Company by operation of law.

WHEREAS, the Members desire to amend and restate the Prior Agreement in its entirety, as is more particularly set forth below.

The parties hereto, by execution of this Agreement, hereby continue the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), and this Agreement, and the Members hereby agree as follows:

Section 1. Name.

The name of the limited liability company continued hereby is Toys “R” Us Property Company II, LLC. Prior to the execution, delivery and filing of the Amended and Restated Certificate of Formation, the name of the Company was Giraffe Properties, LLC.

Section 2. Principal Business Office.

The principal business office of the Company shall be located at c/o Toys “R” Us Inc., One Geoffrey Way, Wayne, NJ 07470 or such other location as may hereafter be determined by the Economic Member.

Section 3. Registered Agent and Office.

The name of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company. The address of the registered agent and registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Section 4. Members.

(a) The mailing address of the Economic Member is set forth on Schedule B attached hereto. The mailing address of each Independent Member is set forth on Schedule C attached hereto. The Members hereby continue as members of the Company. Notwithstanding anything to the contrary in this Agreement, upon the occurrence of the Merger, Giraffe Junior Holdings, LLC will be admitted as a member of the Company and will be the Economic Member of the Company.

(b) Subject to Section 8(d), the Economic Member may act by written consent.

(c) Upon the occurrence of any event that causes an Independent Member to cease to be a member of the Company, unless and until the Notes are no longer Outstanding (except in connection with a transaction that will result in none of the Notes being Outstanding), a new Independent Member, who shall fulfill the independence requirements set forth in Section

4(d) hereof, shall be appointed and admitted to the Company forthwith by the remaining Members and no decision requiring the consent of the Independent Members shall be taken in the interim period before a new Independent Member is appointed and admitted. No resignation or removal of an Independent Member, and no appointment and admission of a successor Independent Member, shall be effective until such successor shall have accepted his or her appointment and admission as an Independent Member by a written instrument in which he or she agrees to be bound by all of the terms and conditions of this Agreement applicable to an Independent Member and to be admitted as a member of the Company. All right, power and authority of an Independent Member shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. No Independent Member shall at any time serve as trustee in bankruptcy for any Affiliate (as defined herein) of the Company. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Members shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Section 8(d).

(d) An Independent Member shall mean an individual who shall not have been at the time of such individual’s appointment, and may not have been or be at any time, (i) a partner, member, shareholder of, or an officer or employee of, the Company or any of its respective partners, members, shareholders, subsidiaries or Affiliates (other than his or her service as an Independent Member or similar capacity of the Company or its Affiliates), (ii) a customer of, or supplier to, the Company or managing member of the Company or any of their respective partners, members, shareholders, subsidiaries or Affiliates (other than an Independent Member provided by a corporate services company that provides independent persons in the ordinary course of its business), (iii) a Person controlling any such partner, member, shareholder, supplier or customer, or (iv) a member of the immediate family of any such shareholder, officer, employee, supplier or customer of any other director of the Company or of the managing member of the Company. As used herein, the term “control” has the meaning set forth on Schedule A hereto.

(e) For the purposes of this Agreement, “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

(f) Each Independent Member shall remain independent from the Economic Member and perform its obligations under this Agreement and shall be a member of the Company for the limited purposes provided herein and to perform its obligations as an Independent Member hereunder, and the Company and the Economic Member agree that each Independent Member will be a member of the Company for such limited purposes. The Company, the Economic Member and each Independent Member agree that pursuant to the Act each Independent Member: (i) will not make, and will not be obligated to make, a contribution to the Company: (ii) will not own, and will not be obligated to acquire a limited liability company interest in the Company; and (iii) will have no management, approval, voting, consent or veto rights in the Company under the Act or this Agreement, other than to the extent that its affirmative vote, approval or consent is required for the Company or the Economic Member to perform certain acts or take certain actions as expressly provided in this Agreement. The Independent Members may not bind the Company.

Section 5. Certificates.

The Members hereby ratify and confirm that Thaddine G. Gomez was as an “authorized person” within the meaning of the Act when she executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an “authorized person” ceased, and the Economic Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Members hereby further ratify and confirm that Matthew Loncar was an “authorized person” within the meaning of the Act when he executed, delivered and filed the Amended and Restated Certificate of Formation with the Secretary of State of the State of Delaware. Upon the filing of the Amended and Restated Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Economic Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Economic Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the states in which the Property is located and in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 6. Purpose.

The purpose to be conducted or promoted by the Company is to engage in the following activities:

(a) Notwithstanding any provision hereof or of any other document governing the formation, management or operation of the Company to the contrary, the following shall govern: The nature of the business and of the purposes to be conducted and promoted by the Company, is to engage solely in the following activities:

(i)	To acquire the property more specifically described on Exhibit A attached hereto and such other property as it may acquire in accordance with the terms of the Indenture (the “Property”).

(ii)	To own, hold, sell, assign,: transfer, operate, lease, finance (including through the issuance of the Notes), mortgage, pledge and otherwise deal with the Property.

(iii)	To hold, acquire, finance, refinance, own, sell, transfer, exchange, manage or maintain an interest in any subsidiary; to act as partner, member, stockholder or owner of any such subsidiary; and to execute and perform the obligations under the limited liability company agreement, charter, bylaws or other organizational document of any such subsidiary; provided, that any such subsidiary complies with the limitations specified in Section 8(d)(vi).

(iv)	To receive the Contribution.

(v)	To exercise all powers enumerated in the Act necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.

(b) The Company is hereby authorized to execute, deliver and perform, and the Economic Member or any Officer, on behalf of the Company, is hereby authorized to execute and deliver, the Secured Debt Documents and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, including any amendment or restatement of any of the foregoing, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement and the execution, delivery and performance of any such documents prior to the date of this Agreement is hereby ratified and confirmed in all respects, notwithstanding any other provision of this Agreement. The foregoing authorization shall not be deemed a restriction on the powers of the Economic Member, or an Officer, to enter into other agreements on behalf of the Company.

(c) Notwithstanding any provision to the contrary contained in this Agreement, the Company has the power and authority to conduct its business as described in the Preliminary Offering Memorandum, the Pricing Supplement to the Preliminary Offering Memorandum and the Offering Memorandum.

Section 7. Powers.

Subject to Section 8(d), the Company, and the Economic Member on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 6 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 8. Management.

(a) Subject to Section 8(d), the business and affairs of the Company shall be managed by or under the direction of the Economic Member. Subject to Section 4 and this Section 8, the Economic Member may determine at any time in its sole and absolute discretion the number of Independent Members, provided that the number of Independent Members shall never be less than two (2). The initial number of Independent Members shall be two (2). The initial Independent Members designated by the Economic Member are Zulma Howarth and Juanita Mahoney.

(b) Powers. Subject to Section 8(d), the Economic Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Sections 6 and 8, the Economic Member has the authority to bind the Company.

(c) Economic Member as Agent. To the extent of its powers set forth in this Agreement and subject to Section 8(d), the Economic Member is an agent of the Company for the purpose of the Company’s business, and the actions of the Economic Member taken in accordance with such powers set forth in this Agreement shall bind the Company.

(d) Limitations on the Company’s Activities.

(i)	This Section 8(d) is being adopted in order to qualify the Company as a “special purpose” entity.

(ii)	For so long as any of the Notes are Outstanding (except in connection with a transaction that will result in none of the Notes being Outstanding), the Economic Member shall not amend, alter, change or repeal the definition of “Independent Member” or Sections 4(c), 4(d), 4(e), 4(f), 6, 7, 8, 9, 11, 12,13,15,16,19, 20, 21, 22, 23, 24, 25, 28, 29 or 30 or Schedule A of this Agreement (the “Special Purpose Provisions”) without the unanimous written consent of the Independent Members. Subject to this Section 8(d), the Economic Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 30.

(iii)	Except in connection with the issuance of the Notes or as permitted by the Indenture or any other Secured Debt Document (including as “Permitted Liens” thereunder), the Company shall not incur, create or assume or suffer to permit the incurrence, creation or assumption of (1) any Liens (as defined in the Indenture) on or agreements granting rights in or restricting the use or development of all or any portion of the Property or any legal or beneficial interest therein or (2) indebtedness secured by an interest in any Subsidiary (as defined in the Indenture) or all or any part of the Property or any other property or assets of the Company or any Subsidiary or any interest therein.

(iv)

Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Economic Member, any Officer or any other Person, neither the Economic Member nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Members (including all independent Members), to take any Material

Action; provided, however, that no Material Action shall be consented to unless there are at least two Independent Members then serving in such capacity. The Trustee shall be a third-party beneficiary of this Section 8(d)(iv) and shall have the right to enforce the terms of this Section to their fullest extent.

(v)	For so long as any of the Notes are Outstanding (except in connection with a transaction that will result in none of the Notes being Outstanding), in addition to the other provisions set forth in this Agreement, the Company shall comply with the following (any references in this Section 8(d)(v) to “Affiliate,” “Person” or “others” shall be construed to exclude any subsidiary of the Company that complies with clause (vi) of this Section 8(d)):

1.	establish and maintain an office through which its business shall be conducted separate and apart from that of any of its Affiliates and shall allocate fairly and reasonably any overhead for shared office space;

2.	maintain its own books and records and bank accounts separate and apart from those of any Affiliate or any other Person;

3.	not commingle assets with those of any Affiliate (provided that funds of Company may be paid as distributions to Economic Member and Economic Member may make capital contributions to Company as set forth in this Agreement);

4.	conduct its own business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

5.	maintain financial statements separate from any Affiliate and not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

6.	maintain its assets in such a manner that will not be more costly or difficult to segregate, ascertain or identify its individual assets from those of any other entity;

7.	pay its own liabilities only out of its own funds, including salaries of any employees, provided that the foregoing shall not require the Economic Member to make any additional capital contributions to the Company;

8.	maintain an arm’s length relationship with any Affiliate, including the Economic Member (it being acknowledged by the Members that the Secured Debt Documents satisfy this Section 8(d)(v)(8));

9.	maintain adequate capital in light of its contemplated business operations, transactions and liabilities, provided that the foregoing shall not require the Economic Member to make any additional capital contributions to the Company;

10.	except as provided for in the Secured Debt Documents, not guarantee or become obligated for the debts of any other entity, including any Affiliate, or hold out its credit or assets as being available to satisfy the obligations of others;

11.	except as may result from the execution, delivery and performance by the Company of the Secured Debt Documents, not acquire obligations or securities of its partners, members or shareholders;

12.	use stationery, invoices and checks separate from those of any Affiliate;

13.	except as provided for or permitted in the Secured Debt Documents and/or in connection with the issuance of the Notes, including any Additional Notes (as defined in the Indenture), not borrow any funds or enter into any loan transactions as a borrower, guarantor or obligor, and not pledge its assets for the benefit of any other entity, including any Affiliate or make any loans or advances to any other Person;

14.	at all times hold itself out to the public and all other Persons as a legal entity separate from the Economic Member and any other Person;

15.	correct any known misunderstanding regarding its separate identity;

16.	file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law; and

17.	cause the Officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing.

Failure of the Company, or the Economic Member on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement, shall not affect the status of the Company as a separate legal entity or the limited liability of the Members.

(vi)	Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed or interpreted as barring or prohibiting the Company from controlling or owning a subsidiary entity whose organizational document contains provisions substantially in the form of the Special Purpose Provisions (an “SPE Subsidiary”), except that:

(A)	an SPE Subsidiary’s organizational document may exclude from the definition of “Material Action” any consolidation or merger of the SPE Subsidiary with the Company or with another SPE Subsidiary, any sale of all or substantially all of the assets of the SPE Subsidiary to the Company or another SPE Subsidiary, and any dissolution or liquidation of the SPE Subsidiary;

(B)	in any instance in this Agreement in which there appears the phrase “for so long as any of the Notes are Outstanding (except in connection with a transaction that will result in none of the Notes being Outstanding),” the same shall be deemed followed in the SPE Subsidiary’s organizational document with the phrase “or except if [the subsidiary] has been released from its Note Guarantee (as defined in the Indenture) or except in connection with a transaction that will effect such release”;

(C)	in any instance in this Agreement in which there appears the phrase “unless and until the Notes are no longer Outstanding (except in connection with a transaction that will result in none of the Notes being Outstanding),” the same shall be deemed followed in the SPE Subsidiary’s organizational document with the phrase “or except if [the subsidiary] has been released from its Note Guarantee (as defined in the Indenture) or except in connection with a transaction that will effect such release”; and

(D)	references to “Affiliate,” “Person” or “others” in the SPE Subsidiary’s organizational document counterpart of Section 8(d)(v) hereof may be construed to exclude the Company or any other SPE Subsidiary that is a direct or indirect parent of such SPE Subsidiary.

Section 9. Officers.

(a) The Economic Member may appoint one or more officers of the Company (each, an “Officer”), including, without limitation, a President, a Chief Executive Officer, a Chief Operating Officer, a Secretary, a Treasurer, one or more Vice Presidents and one or more Assistant Secretaries, and Assistant Vice Presidents. Any two or more offices may be held by the same person. Each such Officer shall have delegated to him or her the authority and power to execute and deliver on behalf of the Company (and to cause the Company to perform) any and all such contracts, certificates, agreements, instruments and other documents, and to take any such action, as the Economic Member deem necessary or appropriate, all as may be set forth in a written delegation of authority executed by the Economic Member. In addition, unless the Economic Member decides otherwise, if the title given to such Officer is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. The Officers shall serve at the pleasure of the Economic Member, and the Economic Member may remove any person as an Officer and/or appoint additional persons as Officers, as the Economic Member deems necessary or desirable. The current officers of the Company are set forth on Schedule D hereto. Any Officer may resign at any time by giving written notice of such resignation to the Economic Member. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Economic Member and the acceptance of such resignation shall not be necessary to make it effective. Any Person dealing with the Company may conclusively presume that an Officer specified in such a written delegation of authority who executes a contract, certificate, agreement, instrument or other document on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company upon execution and delivery by such Officer.

(b) The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Economic Member not inconsistent with this Agreement, are agents of the Company for the purpose of conducting the business and affairs of the Company, and the actions of any Officer taken in accordance with such powers shall bind the Company and any third party dealing with such Officer shall be entitled to rely conclusively (without making inquiry of any kind) on any actions so taken as being properly authorized by the Company.

Section 10. Non-Certification of Limited Liability Company Interests.

The Share Certificate (as defined in the Prior Agreement) has been surrendered by the Economic Member and canceled. As of this date, no certificate has been or is intended to be issued to represent the; Economic Member’s interest in the Company.

Section 11. Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Economic Member nor any Independent Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Economic Member, or Independent Member of the Company.

Section 12. Capital Contributions.

The Economic Member has contributed to the Company property of an agreed value as listed on Schedule B attached hereto. In accordance with Section 4(f), the Independent Members shall not be required to make any capital contributions to the Company.

Section 13. Additional Contributions.

The Economic Member is not required to make any additional capital contribution to the Company. However, the Economic Member may make additional capital contributions to the Company at any time upon the written consent of such Economic Member. To the extent that the Economic Member makes an additional capital contribution to the Company, the Economic Member shall revise Schedule B of this Agreement. The provisions of this Agreement, including this Section 13, are intended to benefit the Economic Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (other than a Covered Person) (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 14. Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Economic Member.

Section 15. Distributions.

Distributions shall be made to the Economic Member at the times and in the aggregate amounts determined by the Economic Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Economic Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any Secured Debt Document.

Section 16. Books and Records.

The Economic Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The Economic Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company’s books of account shall be kept using the method of accounting determined by the Economic Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Economic Member.

Section 17. Intentionally Omitted.

Section 18. Other Business.

Notwithstanding any duty otherwise existing at law or in equity, the Economic Member and any Independent Member and any Affiliate of the Economic Member or the Independent Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others, and the Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 19. Exculpation and Indemnification.

(a) To the fullest extent permitted by applicable law, neither the Economic Member, any Independent Member nor any Officer, director, employee, agent or Affiliate of the foregoing (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b)To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 19 by the Company shall be provided out of and to the extent of Company assets only, and the Economic Member shall not have personal liability on account thereof; and provided further, that for so long as any of the Notes are Outstanding (except in connection with a transaction that will result in none of the Notes being Outstanding), no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 19 shall be payable from amounts allocable to any other Person pursuant to the Secured Debt Documents.

(c)To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 19.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Economic Member might properly be paid.

(e) The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person to the Company or its members otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(f) Notwithstanding any provision hereof or of any other document governing the formation, management or operation of the Company to the contrary, the following shall govern: Any indemnification shall be fully subordinated to any obligations respecting the Property and shall not, to the fullest extent permitted by law, constitute a claim (as defined in 11 U.S.C. § 101(5) or otherwise) against the Company in the event that cash flow is insufficient to pay such obligations or for the purpose of commencing an involuntary bankruptcy proceeding, under the U.S. Bankruptcy Code (11 U.S.C. § 101 et seq., as amended or replaced) or otherwise.

(g) The foregoing provisions of this Section 19 shall survive any termination of this Agreement.

Section 20. Assignments.

The Economic Member may assign in whole or in part its limited liability company interest in the Company. Subject to Section 22, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Economic Member transfers all of its limited liability company interest in the Company pursuant to this Section 20, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Economic Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Economic Member by merger or consolidation in compliance with the Secured Debt Documents shall, without further act, be the Economic Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 21. Resignation.

For so long as any of the Notes are Outstanding (except in connection with a transaction that will result in none of the Notes being Outstanding), the Economic Member may not resign, except as permitted under the Secured Debt Documents. If the Economic Member is permitted to resign pursuant to this Section 21, an additional member of the Company shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Economic Member shall cease to be a member of the Company.

Section 22. Admission of Additional Members.

One or more additional Economic Members of the Company may be admitted to the Company with the written consent of the Economic Member.

Section 23. Dissolution.

(a) Subject to Section 8(d), the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) unless and until the Notes are no longer Outstanding (except in connection with a transaction that will result in none of the Notes being Outstanding), the sale or disposition of all of the Company’s assets and receipt of the final payment of any installment obligation received as a result of any such sale or disposition, (ii) unless and until the Notes are no longer Outstanding (except in connection with a transaction that will result in none of the Notes being Outstanding), the written consent of the Economic Member; (iii) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (iv) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Economic Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Economic Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 20 and 22, or (ii) the resignation of the Economic Member and the admission of an additional member of the Company pursuant to Sections 21 and 22), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Economic Member or an Independent Member shall not cause the Economic Member or Independent Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d) Notwithstanding any other provision of this Agreement, each of the Economic Member and the Independent Members waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Economic Member or an Independent Member, or the occurrence of an event that causes the Economic Member or a Independent Member to cease to be a member of the Company.

(e) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Economic Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 24. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement or the Secured Debt Documents, to the fullest extent permitted by law, each of the Economic Member and the Independent Members hereby irrevocably waives any right or power that such Person might have to cause the appointment of a receiver for all or any portion of the assets of the Company, to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Economic Member shall not have any interest in any specific assets of the Company, and the Economic Member shall not have the status of a creditor with respect to any distribution pursuant to Section 15 hereof. The interest of the Economic Member in the Company is personal property.

Section 25. Benefits of Agreement; No Third-Party Rights.

Except as set forth in Section 8(d)(iv), none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Economic Member or an Independent Member. Except as set forth in Section 8(d)(iv), nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Covered Persons).

Section 26. Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 27. Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 28. Binding Agreement.

Notwithstanding any other provision of this Agreement, the Economic Member agrees that this Agreement, constitutes a legal, valid and binding agreement of the Economic Member and is enforceable against the Economic Member by the Independent Members, in accordance with its terms.

Section 29. Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 30. Amendments.

Subject to Section 8(d), this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Economic Member.

Section 31. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 32. Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Economic Member, to the Economic Member at its address as listed on Schedule B attached hereto, (c) in the case of the Independent Members at the addresses as listed on Schedule C attached hereto, and (d) in the case of any of the foregoing, at such other address as may be designated by written notice to the other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Second Amended and Restated Limited Liability Company Agreement dated as of the date first above written.

ECONOMIC MEMBER:

GIRAFFE INTERMEDIATE, LLC

By:	/s/ Matthew Loncar
Name:	Matthew Loncar
Title:	Vice President - Corporate Counsel

INDEPENDENT MEMBERS:

Name:	Zulma Howarth

Name:	Juanita Mahoney

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Second Amended and Restated Limited Liability Company Agreement dated as of the date first above written.

ECONOMIC MEMBER:

GIRAFFE INTERMEDIATE, LLC

By:
Name:
Title:

INDEPENDENT MEMBERS:

/s/ Zulma Howarth
Name:	Zulma Howarth

Name:	Juanita Mahoney

IN WITNESS WHEREOF, the undersigned, intending to be legally, bound hereby, have duly executed this Second Amended and Restated Limited Liability Company Agreement dated as of the date first above written.

ECONOMIC MEMBER: GIRAFFE INTERMEDIATE, LLC

By:
Name:
Title:

INDEPENDENT MEMBERS:

Name:	Zulma Howarth

/s/ Juanita Mahoney
Name:	Juanita Mahoney

SCHEDULE A

Definitions

A. Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means any Person controlling or controlled by or under common control with the Company including, without limitation (i) any Person who has a familial relationship, by blood, marriage or otherwise with any partner or employee of the Company, or any affiliate thereof and (ii) any Person which receives compensation for administrative, legal or accounting services from this limited liability company, or any affiliate.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended and Restated Certificate of Formation” has the meaning set forth in the preamble to this Agreement.

“Assignment of Master Lease, Subleases, Rents and Security Deposits” means (i) that certain Assignment of Master Lease, Subleases, Rents and Security Deposits, effective as of November 20, 2009, by the Company in favor of The Bank of New York Mellon, as collateral agent, and (ii) that certain Assignment of Leases, Subleases, Rents and Security Deposits, relating to properties in the State of Maryland, effective as of November 20, 2009, by the Company in favor of The Bank of New York Mellon, as collateral agent.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

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“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on July 11, 2005, as amended or amended and restated from time to time.

“Company” has the meaning set forth in the preamble to this Agreement.

“Contribution” has the meaning set forth in the preamble to this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 19(a).

“Economic Member” means Giraffe Junior Holdings, LLC, as the equity member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Economic Member” shall not include the Independent Members.

“Indenture” means the Indenture dated as of the date hereof among the Company, Toys “R” Us, Inc. (solely with respect to certain covenants) and the Trustee, as the same has been heretofore and may hereafter be amended or supplemented from time to time.

“Independent Member” has the meaning set forth in the preamble to this Agreement.

“Master Lease Agreement” means that certain Amended and Restated Master Lease Agreement, dated as of the date hereof, between the Company and Toys “R” Us – Delaware, Inc., as the same has been heretofore and may hereafter be amended or supplemented from time to time.

“Material Action” means (1) to consolidate or merge the Company with or into any Person (other than the merger or consolidation of a subsidiary permitted under Section 8(d)(vi) with the Company such that the Company survives), or (2) to sell all or substantially all of the assets of the Company, or (3) to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of

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creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, (4) to the fullest extent permitted by law, to dissolve or liquidate the Company.

“Member” has the meaning set forth in the preamble to this Agreement.

“Merger” has the meaning set forth in the preamble to this Agreement.

“Mezzanine Note” means that certain Mezzanine Note made by Giraffe Junior Holdings, LLC, a Delaware limited liability company, in favor of Toys “R” Us, Inc., a Delaware corporation, evidencing a loan from Toys “R” Us, Inc. to Giraffe Junior Holdings, LLC in the original principal amount of $10,000,000.

“Mortgage” means (i) that certain Combined Fee and Leasehold Multistate Mortgage, Deed to Secure Debt, Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Master Lease, Subleases, Rents, and Security Deposits, dated as of the date hereof, from the Company to Bank of New York Mellon Trust Company, for the benefit of the Secured Parties, and/or to the individual trustees named therein; (ii) that certain Amended and Restated Combined Fee and Leasehold Multistate Mortgage, Deed to Secure Debt, Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Master Lease, Subleases, Rents, and Security Deposits, dated as of the date hereof, from the Company to Bank of New York Mellon Trust Company, for the benefit of the Secured Parties, and/or to the individual trustees named therein; and (iii) that certain Amended and Restated Combined Fee Multistate Mortgage, Deed to Secure Debt, Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Subleases, Rents, and Security Deposits, relating to properties in the State of Maryland, dated as fo the date hereof, from the Cmopany to The Bank of New York Mellon Trust Company, for the benefit of the Secured Parties, and/or to the individual trustee named therein.

“Notes” means the Company’s 8.50% senior secured Notes due 2017 issued pursuant to the Indenture.

“Officer” has the meaning set forth in Section 9.

“Offering Memorandum” means that certain Offering Memorandum of the Company, dated as of November 10, 2009.

“Outstanding” means a Note issued by the Company and authenticated by the Trustee except for those Notes canceled by the Trustee, those delivered for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions of the Indenture, those replaced pursuant to the Indenture unless the Trustee receives proof satisfactory that the replaced Note is held by a bona fide purchaser, those whose principal amount is considered paid under the Indenture, those for which any Paying Agent (as defined in the Indenture) holds, on a redemption date, repurchase date or maturity date, money sufficient to pay amounts due and payable on the Notes on that date and those paid or defeased in full in accordance with the Indenture.

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“Person” has the meaning set forth in Section 4(e).

“Preliminary Offering Memorandum” means that certain Preliminary Offering Memorandum of the Company, dated as of November 9, 2009.

“Pricing Supplement to the Preliminary Offering Memorandum” means that certain Pricing Supplement of the Company, dated as of November 10, 2009.

“Prior Agreement” has the meaning set forth in the preamble to this Agreement.

“Property” has the meaning set forth in Section 6( a)(i).

“Purchase Agreement” means that certain Purchase Agreement, dated as of November 10, 2009, by Toys “R” Us, Inc., the Company and the Initial Purchasers (as defined therein).

“Registration Rights Agreement” means that certain Registration Rights Agreement of the Company, dated as of November 20, 2009.

“Secured Debt Documents” means the Notes, the Indenture, the Security Documents (as defined in the Indenture), the Master Lease Agreement, the Mortgage, the SNDA, the Joinder Agreement to the Purchase Agreement, the Registration Rights Agreement, the Security Documents (as defined in the Purchase Agreement), the Assignment of Master Lease, Subleases, Rents and Security Deposits, and all documents and certificates contemplated thereby or delivered in connection therewith.

“SNDA” means that certain Subordination, Non-Disturbance and Attornment Agreement, dated as of the date hereof, between Bank of New York Mellon Trust Company, for the benefit of the Secured Parties, and Toys “R” Us – Delaware, Inc., as agreed and consented to by the Company, as the same has been heretofore and may hereafter be amended or supplemented from time to time.

“SPE Subsidiary” has the meaning set forth in Section 8(d)(vi).

“Special Purpose Provisions” has the meaning set forth in Section 8(d)(ii).

“Trustee” means The Bank of New York Mellon, as trustee under the Indenture.

B.	Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

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SCHEDULE B

Economic Member

Name	Mailing Address	Agreed Value of Capital Contribution	Limited Liability Company Interests Held By Such Member
GIRAFFE INTERMEDIATE, LLC	c/o Toys “R” Us Inc., One Geoffrey Way, Wayne, NJ 07470	$100	100%

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SCHEDULE C

Independent Members

Name	Mailing Address

Zulma Howarth	c/o National Registered Agents Inc., 100 Canal Pointe Blvd., Suite 108, Princeton, NJ 08540

Juanita Mahoney	c/o National Registered Agents Inc., 100 Canal Pointe Blvd., Suite 108, Princeton, NJ 08540

S-C

SCHEDULE D

Officers

Name	Title

F. Clay Creasey, Jr.	President and Chief Financial Officer

David J. Schwartz	Executive Vice President - General Counsel; Secretary

Joel Wiest	Senior Vice President - Finance

Peter W. Weiss	Senior Vice President - Taxes

Kimberly Brown	Vice President - Procurement, Guest Services & Facilities

David M. Kastin	Vice President - Deputy General Counsel; Assistant Secretary

Matthew Loncar	Vice President - Corporate Counsel; Assistant Secretary

Adil Mistry	Vice President - Treasurer

David P. Picot	Vice President - Real Estate, Design & Construction

Michael L. Tumolo	Vice President - Real Estate Counsel; Assistant Secretary

Bernard Fred Muller	Power of Attorney - state and local tax returns

Peter Oselador	Power of Attorney - sales and use, payroll, and property (real and personal) tax returns

S-D